UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: June 30, 2025

(Date of earliest event reported)

MARVELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40357	85-3971597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 N. West Street, Suite 1200
Wilmington, Delaware 19801
(Address of principal executive offices, including zip code)

(302) 295-4840

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MRVL	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Fourth Supplemental Indenture

On June 30, 2025, Marvell Technology, Inc. (the “Company”) completed a public offering of $500,000,000 aggregate principal amount of its 4.750% Senior Notes due 2030 (the “2030 Notes”) and $500,000,000 aggregate principal amount of its 5.450% Senior Notes due 2035 (the “2035 Notes” and, together with the 2030 Notes, the “Notes”). The Notes were offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (No. 333-285742) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 12, 2025. The net proceeds from the sale of the Notes were approximately $992.3 million after deducting the underwriters’ discount but before other expenses, and will be used, together with cash on hand, if necessary, for repayment of debt, including amounts outstanding under the Company’s term loans due 2026, revolving credit facility and senior notes due 2026. Any remaining funds will be used for general corporate purposes, which may include, but are not limited to, funding for working capital, payment of dividends, capital expenditures, repurchases of the Company’s common stock and acquisitions.

The Notes are governed by the Indenture, dated as of April 12, 2021 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of June 30, 2025, between the Company and the Trustee (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The Notes will accrue interest from June 30, 2025. Interest on each series of the Notes will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2026. The 2030 Notes will accrue interest at a rate of 4.750% per year, and the 2035 Notes will accrue interest at a rate of 5.450% per year. The 2030 Notes will mature on July 15, 2030, and the 2035 Notes will mature on July 15, 2035.

Prior to (i) June 15, 2030 for the 2030 Notes (one month prior to the maturity date for the 2030 Notes) and (ii) April 15, 2035 for the 2035 Notes (three months prior to the maturity date for the 2035 Notes) (each, a “par call date”), the Company may redeem the applicable series of Notes at the Company’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the redemption date (assuming that such Notes matured on their applicable par call date), on a semi-annual basis (assuming a 360-day year composed of twelve 30-day months) at a rate equal to the Treasury Rate (as defined in the Fourth Supplemental Indenture), plus 15 basis points in the case of the 2030 Notes and 20 basis points in the case of the 2035 Notes less (b) interest accrued to the date of redemption; and (2) 100% of the principal amount of the Notes to be redeemed; plus, in either case, accrued and unpaid interest on the applicable Notes to the redemption date. On or after the applicable par call date for the 2030 Notes and the 2035 Notes, the Company may redeem the Notes of the applicable series in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to the redemption date.

The foregoing description of the Base Indenture, the Fourth Supplemental Indenture and the Notes do not purport to be complete and are qualified in their entirety by reference to the full text of the Base Indenture, which was filed as Exhibit 4.1 to Marvell Technology Group Ltd.’s Form 8-K filed with the SEC on April 12, 2021; and the Fourth Supplemental Indenture, the form of global note representing the 2030 Notes and the form of global note representing the 2035 Notes, which are filed as Exhibits 4.1, 4.2 and 4.3, respectively, to this Form 8-K and are incorporated by reference herein.

Second Amended and Restated Revolving Credit Agreement

On June 30, 2025, the Company entered into the Second Amended and Restated Revolving Credit Agreement (the “Revolving Credit Agreement”), by and among the Company, the lenders party thereto (each, a “Revolving Lender”) and Bank of America, N.A., as the administrative agent. The Revolving Credit Agreement provides for borrowings of up to $1.5 billion in the form of revolving loans (“Revolving Loans”). The proceeds of the Revolving Loans may be used for working capital and general corporate purposes of the Company and its subsidiaries. The Revolving Credit Agreement amends and restates the Amended and Restated Revolving Credit Agreement, dated as of April 14, 2023 (as amended, the “Existing Agreement”), by and among the Company, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, which provided for a $1.0 billon revolving credit facility maturing April 2028. As of the effective date of the Revolving Credit Agreement, no Revolving Loans were outstanding.

Amounts borrowed under the Revolving Credit Agreement bear interest, at the Company’s election, at an “alternative base rate” plus an applicable margin, a term SOFR rate with a term of one, three or six months, plus an applicable margin, or a daily SOFR rate plus an applicable margin. The “alternate base rate” is a per annum rate equal to the highest of (i) 0.5% above the federal funds effective rate, (ii) the prime rate set by the administrative agent, (iii) 1.0% above the one-month term SOFR rate and (iv) 1.0%. The applicable margin for “alternative base rate” loans ranges from 0.0% to 0.5% and the applicable margin for term SOFR and daily SOFR loans ranges from 1.0% to 1.5%, in each case, with the actual margin determined according to the Company’s debt ratings. The Company must pay each Revolving Lender an unused commitment fee, which accrues based on the Company’s debt ratings and ranges from 0.08% to 0.20% per annum.

The commitments under the Revolving Credit Agreement terminate, and all Revolving Loans must be repaid, on the fifth anniversary of the effective date of the Revolving Credit Agreement. Revolving Loans may be voluntarily prepaid in full or in part at any time, subject to customary breakage costs, if applicable.

The Revolving Credit Agreement requires that the Company and its subsidiaries, subject to certain exceptions, comply with covenants relating to customary matters, including with respect to creating or permitting liens and consolidating, merging, liquidating or dissolving. It also prohibits subsidiaries of the Company from incurring additional indebtedness, subject to certain exceptions, and requires that the Company maintain a leverage ratio as of the end of each fiscal quarter of no greater than 4.00 to 1.00. The Revolving Credit Agreement also includes customary events of default, the occurrence of which, following any applicable grace period, would permit the Revolving Lenders to, among other things, declare the principal, accrued interest and other obligations of the Company under the Revolving Credit Agreement to be immediately due and payable.

Certain Revolving Lenders under the Revolving Credit Agreement and/or their respective affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

A copy of the Revolving Credit Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the Revolving Credit Agreement is qualified in its entirety by reference to the full text of the Revolving Credit Agreement.

Item 8.01	Other Events.

The Notes were offered pursuant to an underwriting agreement, dated June 23, 2025 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters identified on Schedule 1 thereto (collectively, the “Underwriters”). The Company sold the 2030 Notes to the Underwriters at a price of 99.304% of the principal amount thereof, and the Underwriters offered the 2030 Notes to the public at a price of 99.904% of the principal amount thereof. The Company sold the 2035 Notes to the Underwriters at a price of 99.163% of the principal amount thereof, and the Underwriters offered the 2035 Notes to the public at a price of 99.813% of the principal amount thereof.

The Underwriting Agreement contains customary representations, warranties, conditions to closing, indemnification and obligations of the parties. The Company has also agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect of those liabilities.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto.

In connection with the offering of the Notes, the Company is filing as Exhibit 5.1 hereto an opinion of counsel addressing the validity of the Notes. Such opinion is incorporated by reference into the Registration Statement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

1.1	Underwriting Agreement, dated June 23, 2025, among Marvell Technology, Inc. and J.P. Morgan Securities LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein

4.1	Fourth Supplemental Indenture, dated as of June 30, 2025, between Marvell Technology, Inc. and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee

4.2	Form of Global Note for the 4.750% Senior Notes due 2030 (included as Exhibit A to Exhibit 4.1)

4.3	Form of Global Note for the 5.450% Senior Notes due 2035 (included as Exhibit B to Exhibit 4.1)

5.1	Opinion of Weil, Gotshal & Manges LLP

10.1*	Second Amended and Restated Revolving Credit Agreement, dated as of June 30, 2025, among Marvell Technology, Inc., the lenders party thereto, and Bank of America, N.A., as the Administrative Agent

23.1	Consent of Weil, Gotshal & Manges (included in Exhibit 5.1)

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

*

Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2025

MARVELL TECHNOLOGY, INC.

By:	/s/ Mark Casper
Mark Casper
EVP, Chief Legal Officer and Corporate Secretary